Exhibit 5.1

Banco Latinoamericano de Exportaciones, S.A.
50th Street and Aquilino de la Guardia Avenue
Panama City
Republic of Panama

Dear Sirs:

          We have acted as counsel to Banco Latinoamericano de Exportaciones, S.A., a company organized under the laws of the Republic of Panama (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of (i) 100,000 shares of Class E Common Stock, no par value, of the Company which have been or may be awarded under the Bladex 2003 Restricted Stock Plan, and (ii) 1,900,000 shares of Class E Common Stock, no par value, of the Company underlying options granted or that may be granted under the Bladex Amended and Restated 2004 Indexed Stock Option Plan (together with the Bladex 2003 Restricted Stock Plan, the “Stock Plans”). The 2,000,000 shares of Class E Common Stock, no par value, of the Company being registered pursuant to the Registration Statement are referred to herein as the “Class E Shares”.

ARIAS, FABREGA & FABREGA

          We have examined such corporate records and documents relating to the Company and such questions of law as we have considered relevant and necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

          Based upon the foregoing, we are of the opinion that the Class E Shares, when issued and delivered (and, in the case of Class E Shares issued under the Bladex Amended and Restated 2004 Indexed Stock Option, paid for) in accordance with the terms of the respective award agreements and Stock Plans, will be duly authorized, legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Form S-8.

Very truly yours,
ARIAS, FABREGA & FABREGA